Exhibit 10.27

Beijing QIYI Century Science & Technology Co., Ltd

(as Pledgee)

and

GONG Yu

(as Pledgor)

Regarding 100% of the shares in Shanghai Zhong Yuan Network Co., Ltd.

SHARE PLEDGE AGREEMENT

Equity Pledge Agreement

This equity pledge agreement (this “Agreement”) is made by the following parties in Beijing on January 14, 2014:

Pledgee:

Beijing QIYI Century Science & Technology Co., Ltd

Registered address: F10\11, No.2, North 1 Street, Haidian District, Beijing

Pledgor:

GONG Yu

Domicile: ******

Whereas,

1.	The Pledgee is a wholly foreign invested enterprise established in Beijing, the People’s Republic of China (“China”).

2.	The Pledgor is a citizen of China, holding 100% of the shares in Shanghai Zhong Yuan Network Co., Ltd. (referred to as “Zhong Yuan”).

3.	the Pledgee and the Pledgor entered into an Loan Agreement (“Loan Agreement”) on January 14, 2014 whereby the Pledgee has provided the Pledgor with a loan of RMB Twenty million (RMB 20,000,000.00) bearing no interest (“Loan”), and the Pledgor has received payment of the Loan;

4.	To guarantee the Pledgor’s performance of its obligations under the loan agreement, the Pledgor is willing to use its equity in Zhong Yuan as a pledge to secure payment of the Loan.

Therefore, the Pledgor and the Pledgee enter into this Agreement according to the following provisions upon consensus through friendly negotiation.

1.	Definitions

Unless this Agreement provides otherwise, the following terms shall have meaning below:

1.1	“Pledge Rights” means the content set forth in Article 2 hereof.

1.2	“Shares” means the equity held by the Pledgor legally in Zhong Yuan.

1.3	“Pledge Ratio” means the ratio between the value of the Pledge hereunder and the total of the Loan.

1.4	“Pledge Term” means the period set forth in Article 3.2 hereof.

1.5	“Default Event” means any circumstances set forth in Article 7.1 hereof.

1.6	“Default Notice” means the notice sent by the Pledgee according hereto to announce any Default Event.

2.	Pledge

The Pledgor creates a pledge over its equity in Zhong Yuan in favor of the Pledgee, to secure performance of all debts under the Loan Agreement. “Pledge Rights” means the rights enjoyed by the Pledgee to convert the equity into money, auction or sell the equity and to have priority in payment from the proceeds obtained from disposal of the equity.

3.	Pledge Ratio and Pledge Term

3.1	Pledge Ratio

The pledge ratio of the Pledge is 100%. The amount of debt being secured by the pledge is RMB 20 million.

3.2	Creation and Term of the Pledge

3.2.1	The Pledge hereunder is created when it is recorded in the shareholder’s register of Zhong Yuan, and registered with the competent administration for industry and commerce.

3.2.2	The pledge term hereunder expires when all debts under the Principal Agreement expire, in which time the Pledgee has the right to rescind or terminate this Agreement.

3.2.3	During the pledge term, if the Pledgor fails to perform any obligation under the Loan Agreement, the Pledgee has the right to dispose of the Pledge Rights according to this Agreement.

4.	Custody of Pledge Certificate

4.1	During the pledge period herein, the Pledgor shall deliver the contribution certification issued by Zhong Yuan to the Pledgee for the custody within one (1) week after execution of this Agreement.

4.2	The Pledgee has the right to collect dividends of the equity subject the Pledge during the term of this Agreement.

5.	Representations and Warranties of the Pledgor

5.1	The Pledgor is the legal owner of the equity, and it has duly approved the equity pledge hereunder through a resolution of shareholder’s meeting (see Schedule 2).

5.2	The Pledgor has not created any other pledge or right over the equity other than the Pledge created in favor of the Pledgee.

5.3	During the existence of this Agreement, the interests of the equity belongs to the Pledgee.

6.	Representations and Warranties of the Pledgee

6.1	During the existence of this Agreement, the Pledgor undertakes that in the interest of the Pledgee, it will

6.1.1	not transfer its equity or create or permit existence of any pledge that may affect the Pledgee’s right or interest, without prior written consent of the Pledgee;

6.1.2	comply with and perform all laws and regulations relating to pledge over right, and will present any notice, order or advice issued or made by any competent authority to the Pledgee within five (5) days after receiving such notice, order or advice, and shall follow notice, order or advice, or raise objection or statement on the above matter at reasonable request of the Pledgee or with consent of the Pledgee;

6.1.3	promptly notify the Pledgee of any event or notice that may affect the Pledgor’s equity or other right, or any event or notice received that may change any security or obligation created hereunder or have other effect.

6.2	The Pledgor agrees that the Pledgee’s exercise of the Pledge Rights hereunder according to the provisions hereof shall not be interrupted or prevented by the Pledgor or its successors or principals or other persons through any legal procedure.

6.3	The Pledgor warrants to the Pledgee that to protect or perfect the security hereunder of the obligations of repaying the Loan, it will execute and procure other parties interested in the pledge right to execute any right certificates or deeds, and/or conduct and procure other parties interested to conduct any acts, in good faith, which are required by the Pledgee, and shall provide convenience for the exercise of rights or authorities granted by this Agreement to the Pledgee.

6.4	The Pledgor undertakes to the Pledgee that it will sign any change document of equity certificate (if applicable and necessary) with the Pledgee or its designated person (natural person or legal person), and provide the Pledgee with all notices, orders and decisions regarding the Pledge it deems necessary.

6.5	The Pledgor undertakes to the Pledgee that it will comply with and perform all warranties, covenants, agreements, representations and conditions in the interest of the Pledgee. If the Pledgor fails to perform the warranties, covenants, agreements, representations and conditions in whole or in part, it shall compensate the Pledgee for all losses thus caused.

6.6	During the term of this Agreement, the Pledgor will not carry out any act or forbearance that may affect value of the pledged Shares, and shall maintain and increase such value. If any event occurs which may reduce the value of the pledged Shares or affect the Pledgor’s performance of any obligation hereunder, the Pledgor shall promptly notify the Pledgee, and at the request of the Pledgee provide other property security satisfactory to the Pledgee for the reduced amount of the pledged Shares.

6.7	Subject to applicable laws and regulations, the Pledgor shall carry out, and use best efforts to actively cooperate with the Pledgee to carry out all registrations, filings and other procedures with respect to the equity pledge required by laws and regulations.

7.	Default Events

7.1	The following events shall be deemed Default Events:

7.1.1	The Pledgor fails to perform any obligation under the Loan Agreement;

7.1.2	Zhong Yuan fails to fully perform other related obligation;

7.1.3	Any representation or warranty made by the Pledgor in Article 5 hereof is materially misleading or wrong, and/or the Pledgor breaches any warranty in Article 5 hereof;

7.1.4	The Pledgor breaches any covenants in Article 6 hereof;

7.1.5	The Pledgor breaches any other provisions hereof;

7.1.6	The Pledgor abandons the pledged Shares, or without written consent of the Pledgee transfers the pledged Shares;

7.1.7	Any loan, security, indemnity, covenant or other repayment liability of the Pledgor to others (1) is requested to be repaid or performed early for any breach; or (2) becomes due but is unable to be repaid or performed, and thus causes the Pledgee to believe that the Pledgor’s ability to perform its obligations hereunder has been impaired;

7.1.8	Zhong Yuan fails to repay any general debt or other indebtedness;

7.1.9	This Agreement becomes illegal, or the Pledgor cannot perform any obligation hereunder for any reason other than force majeure;

7.1.10	Any adverse change occurs to any property owned by the Pledgor, which causes the Pledgee to believe that the Pledgor’s ability to perform its obligations hereunder has been impaired;

7.2	If the Pledgor knows or finds that any event set forth in Article 7.1 or any matter that may cause such event has occurred, it shall immediately notify the Pledgee in writing.

7.3	Unless the Default Event set forth in Article 7.1 has been resolved satisfactory to the Pledgee, the Pledgee may send notice of default to the Pledgor in writing at any time on or after occurrence of the Default Event, requesting the pledger to immediately pay any outstanding amount or other payable amount under the Loan Agreement, or dispose of the Pledge according to Article 8 hereof.

8.	Exercise of Pledge Right

8.1	Before the obligations under the Loan Agreement is fully paid, or before the obligations under the supplement of the loan agreement are fully performed, whichever is later, the Pledgor may not transfer the pledged Shares without written consent of the Pledgee.

8.2	When exercising the pledge right, the Pledgee shall issue a default notice to the Pledgor.

8.3	Subject to the provisions of Article 7.3, the Pledgee may exercise its right to dispose of the pledge right when or after the default notice is sent according to Article 7.3

8.4	The Pledgee has the right to convert the Shares into money, auction or sell the Shares and to have priority in payment from the proceeds obtained from disposal of the Shares, until the loan or all the other amount payable owed by the Pledgors under the Loan Agreement are fully paid.

8.5	When the Pledgee disposes of the pledge right according to this Agreement, the Pledgor may not set any obstacle, and shall provide necessary assistant to realize the pledge right.

9.	Transfer

9.1	The Pledgor has no right to gift or transfer any rights or obligations hereunder without the Pledgee’s prior written consent.

9.2	This Agreement shall bind the Pledgor and its successor or heir, and inure to the benefit of the Pledgee and its successor, heir or permitted assigns.

9.3	The Pledgee may transfer all or any rights and obligations under the Loan Agreement and the supplemental agreement(s) to its designated person (natural or legal person) at any time to the extent permitted by laws. In such case, the transferee shall enjoy and assume such rights and obligations enjoyed and assumed by the Pledgee hereunder, as if it is a party to this Agreement. When the Pledgee transfers any rights and obligations under the Loan Agreement and the supplemental agreement(s), it only needs to send written notice to the Pledgors, and the Pledgors shall sign relevant agreement and/or document relating to the transfer at the request of the Pledgee.

9.4	When the Pledgee is changed owing to transfer, the new parties to the pledge shall sign another pledge contract.

10.	Effectiveness and Term

This Equity Pledge Agreement becomes effective on the date of January 14, 2014.

11.	Termination

The pledge hereunder shall expire when all the debts under the Loan Agreement become due, only Party A, i.e. the Pledgee, shall have the right to unilaterally rescind or terminate this Agreement.

12.	Formality Fee and Other Expenses

12.1	All costs and expenses relating to this Agreement, including but not limited to legal costs, cost of production, stamp duty and other taxes and expenses, shall be borne by the Pledgor. If the Pledgee is required to pay relevant taxes and expenses according to law, the Pledgor shall indemnify fully the taxes and expenses paid by the Pledgee.

12.2	If the Pledgor fails to pay any taxes or expenses according hereto, if the Pledgee recovers any taxes or expenses from the Pledgor by any means or in any ways for other reason, the Pledgor shall assume all costs thus caused, including but not limited to various taxes, formality fees, management fees, litigation costs, attorney’s fees and various insurance premiums for handling the pledge right.

13.	Force Majeure

13.1	“Force Majeure” means any events that are beyond the reasonable control of either Pledge end are unavoidable event the affected party takes reasonable care, including but not limited to government acts, change of laws, Acts of God, fire, explosion, storm, flood, earthquake, tide, lightening, or war. However, insufficiency of creditworthiness, fund or financing shall not be deemed an event beyond either party’s reasonable control. The Pledge effected by force majeure event shall notify promptly the other party of such event.

13.2	When performance of this Agreement is delayed or prevented by any force majeure event defined in the above paragraph, the Pledge effected by the event is not required to assume any liability hereunder to the extent of such delay and prevention. The affected party shall take appropriate measures to mitigate or eliminate the effect of the event, and shall try to resume performance of the obligation delayed or prevented by the event. Once the effect of the force majeure event is eliminated, the parties agree to use their best efforts to resume performance of this Agreement.

14.	Confidentiality

The parties acknowledge and confirm that any oral or written information communicated with each other regarding this Agreement is confidential information. The parties shall keep such information confidential, and may not disclose such information to any third person without written consents of the other party, except (a) Any information that has been known or will be known to the public (not through any disclosure of the receiving party to the public); (b) Any information disclosed according to the requirements of applicable laws and stock exchange rules; or (c) Any information disclosed to either party’s legal or financial consultant with respect to the transaction contemplated hereunder, who is required to perform similar obligation of confidentiality to those specified herein. Any disclosure by any employee or engaged institution of either party shall be deemed disclosure by such party, and such party shall assume the liability for breach of contract according to this Agreement.

15.	Dispute Resolution

15.1	This Agreement shall be governed by and interpreted according to the laws of China.

15.2	When the parties have any dispute relating to interpretation or performance of any provision hereof, they shall negotiate in good faith to resolve such dispute. If the parties fail to reach an agreement, either party may submit the dispute to China International Economic and Trade Arbitration Commission to arbitrate according to the arbitration rules then in effect. The place of arbitration shall be Beijing; the language used in the arbitration shall be Chinese. The arbitration award is final and has binding force upon the parties.

16.	Notice

Any notice of each party hereto for exercise and performance of rights and obligations hereunder shall be made in writing and sent to the following addresses. If the notice is sent by personal delivery, it shall be deemed served when it is actually delivered. If the notice is sent by telex or fax, it shall be deemed served when it is sent; if it is not sent on a business day or in business hours, it shall be deemed served on the next business day. The addresses shall be those set forth on the first page hereof or other addresses notified by the parties in writing from time to time. “Writing” includes fax and telex.

the Pledgee: Beijing QIYI Century Science & Technology Co., Ltd.

Address: Floor 10 & 11, 2 Haidian North First Street, Haidian District, Beijing

Fax:

Tel:

the Pledgor: GONG Yu

Address: ******

Fax:

Tel:

17.	Entire Agreement

Notwithstanding Article 10 hereof, the parties acknowledge that this Agreement once effective shall constitute the entire agreement and understanding between them with respect to the subject matter hereof, and shall replace all oral and/or written agreements and understandings concluded by the parties with respect to the subject matter hereof.

18.	Severability

If any provision hereof is decided invalid, or unenforceable for violating any laws, the provision shall be deemed in valid in the jurisdiction where the laws are applied, and shall not affect the legal validity of other provisions hereof.

19.	Schedules

The schedules hereto are an integral part hereof.

20.	Amendment and Supplementation

20.1.	Only Party A, i.e. the Pledgee, has the right to unilaterally amend this Agreement, and shall amend or supplement this Agreement in writing. Any amendment to or supplemental agreement(s) of this Agreement duly signed by the Pledgee’s legal representative or authorized signatory constitute a part of this Agreement, and have the same legal force as this Agreement.

20.2.	Any amendment to, supplementation of or modification of this Agreement shall be made in writing and become effective after executed by the Pledgee’s legal representative or authorized signatory.

21.	Counterparts

This Agreement is written in Chinese in five counterparts. Each party shall hold one counterpart, and the other two counterparts will be used for equity pledge registration. All counterparts have equal legal force.

[The remainder of this page is intentionally left blank.]

[Signature Page]

IN WITNESS WHEREOF, the Parties have signed or caused this Agreement to be signed by their respective legal or authorized representatives on the first date written above.

Pledgee: Beijing QIYI Century Science &Technology Co., Ltd.

[Company seal is affixed]

Legal/Authorized Representative: /s/ Gong Yu

Pledgor:         GONG Yu

By:   /s/ GONG Yu

Schedules:

1.	Register of Members of Shanghai Zhong Yuan Network Co., Ltd.;

2.	Shareholder’s resolution of Shanghai Zhong Yuan Network Co., Ltd.

Schedule 1

Shanghai Zhong Yuan Network Co., Ltd

Shareholder’s Register

October 30, 2013

Name of shareholder	Contribution amount; shareholding percentage	Information of shareholder	remarks
GONG Yu	RMB 20 million 100%	Nationality: China ID No.: *** Address: *** Contact information:	The shareholder pledges his/her equity in the company in favor of Beijing QIYI century, effective from January 14, 2014 until the performance period of all debts under the Loan Agreement expires.

Schedule 2

Shanghai Zhong Yuan Network Co., Ltd.

Shareholder’s Resolution

In connection with the Share Pledge Agreement entered into between the shareholder of the Shanghai Zhong Yuan Network Co., Ltd. (the “Company”) and Beijing QIYI Century Science & Technology Co., Ltd on January 14, 2014, the shareholders’ meeting of the Company resolves as follows:

Approve the shareholder of the Company pledge his/her equity in the Company in favor of Beijing QIYI Century Science & Technology Co., Ltd.

This resolution is signed and delivered by the following shareholder on January 14, 2014.

Shareholder:

/s/ GONG Yu